UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017 (June 1, 2017)

WARRIOR MET COAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38061	81-0706839
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

16243 Highway 216 Brookwood, Alabama	35444
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 554-6150

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed, on March 31, 2017, the board of managers of Warrior Met Coal, LLC (which converted into Warrior Met Coal, Inc. (the “Company”) on April 12, 2017) declared a cash distribution of approximately $49.53 per unit (the “2017 Dividend”). The 2017 Dividend, totaling an aggregate payment of $190.0 million, was paid to holders of record of the Company’s Class A Units, Class B Units and Class C Units as of the close of business on March 27, 2017. In connection with the conversion of Warrior Met Coal, LLC into Warrior Met Coal, Inc., the Class C Units, which were issued pursuant to the Warrior Met Coal, LLC 2016 Equity Incentive Plan were converted into restricted shares (the “Restricted Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”), and the 2017 Dividend with respect to such Restricted Shares was not paid but held in trust pending their vesting.

On June 1, 2017, the Compensation Committee (the “Committee”) of the board of directors of the Company approved the modification described below (the “Modification”) to the award agreements (the “Awards”) for the Restricted Shares to certain officers, directors and employees of the Company, including Walter J. Scheller, III, the Company’s Chief Executive Officer, Dale W. Boyles, the Company’s Chief Financial Officer, Michael T. Madden, the Company’s Chief Commercial Officer, and Jack K. Richardson, the Company’s Chief Operating Officer. Pursuant to the Modification, the Committee waived certain vesting requirements with respect to the 2017 Dividend for the Restricted Shares such that funds currently held in trust as described above with respect to the 2017 Dividend will be paid with respect to 50% of the Restricted Shares. However, funds held in trust with respect to the 2017 Dividend for the remaining 50% of the Restricted Shares will not be released until such shares vest pursuant to the original terms of the Awards on the basis of the passage of time and the Company’s achievement of certain metrics, as more fully described under “Management—Executive Compensation—Warrior Met Coal, LLC 2016 Equity Incentive Plan Restricted Unit Award Agreement—Vesting” in the Company’s final prospectus, dated April 12, 2017, and filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on April 14, 2017, which is part of the Company’s registration statement on Form S-1 (File No. 333-216499).

In addition and pursuant to the Modification, the holders of the Restricted Shares were permitted to elect to receive the 2017 Dividend released from trust as described above with respect to their Restricted Shares (i) 100% in cash; (ii) 50% in cash and 50% in restricted stock units (“RSUs”); or (iii) 100% in RSUs. Mr. Boyles elected to receive his amount of $83,599 in cash, whereas Messrs. Scheller, Madden and Richardson elected to receive their amounts of $417,996, $123,851 and $209,010, respectively, 100% in RSUs. The number of RSUs was determined based on the closing price of the Common Stock on May 17, 2017 of $17.05 per share. Therefore, Mr. Scheller received 24,515 RSUs, Mr. Madden received 7,263 RSUs and Mr. Richardson received 12,258 RSUs.

RSU Award Agreement

In connection with the Modification, the Committee approved a form of Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) pursuant to the Warrior Met Coal, Inc. 2017 Equity Incentive Plan (the “Plan”) on June 1, 2017 (the “Grant Date”) for those Holders who elected to receive the 2017 Dividend, in whole or in part, in RSUs (the “Participants”). The RSU Award Agreement provides that RSUs awarded pursuant to the Modification shall be fully vested on the Grant Date and shall be settled in shares of Common Stock on a one-for-one basis on the earliest of (i) one-third on each of the first three anniversaries of the Grant Date; (ii) a Change in Control (as defined in the Plan); (iii) the Participant’s separation from service with the Company or its affiliates; or (iv) death of the Participant.

The foregoing does not purport to be a complete description of the RSU Award Agreement, and is qualified in its entirety to the form of the RSU Award Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Warrior Met Coal, Inc. 2017 Equity Incentive Plan Restricted Stock Unit Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warrior Met Coal, Inc.

Date: June 5, 2017	By:	/s/ Kelli K. Gant
Kelli K. Gant
Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Form of Warrior Met Coal, Inc. 2017 Equity Incentive Plan Restricted Stock Unit Award Agreement.